Rule 424(b)(3)
                                                File No. 33-61481

Pricing Supplement No. 0153                Dated: January 7, 1997
(To Prospectus dated November 2, 1995 and
Prospectus Supplement dated November 2, 1995)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series E
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: $31,250 (.125% of Principal Amount) Net proceeds to Company: $24,968,750 (99.875% of Principal Amount) Original Issue Date (Settlement Date): January 24, 1997
Maturity Date: January 24, 2012
Agent: Goldman, Sachs & Co.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
    Fixed Rate of:

    From and including:        To, but excluding:        Rate:

    January 24, 1997           January 24, 1998          7.250%
    January 24, 1998           January 24, 1999          7.250%
    January 24, 1999           January 24, 2000          7.300%
    January 24, 2000           January 24, 2001          7.350%
    January 24, 2001           January 24, 2002          7.400%
    January 24, 2002           January 24, 2003          7.450%
    January 24, 2003           January 24, 2004          7.500%
    January 24, 2004           January 24, 2005          7.550%
    January 24, 2005           January 24, 2006          7.600%
    January 24, 2006           January 24, 2007          7.650%
    January 24, 2007           January 24, 2008          8.000%
    January 24, 2008           January 24, 2009          8.500%
    January 24, 2009           January 24, 2010          9.000%
    January 24, 2010           January 24, 2011          9.500%
    January 24, 2011           Maturity Date            10.000%

Interest on the Note will be calculated on a 30/360 basis and will be payable semi-annually on the 24th day of each July and January, commencing July 24, 1997, through and including the date of Maturity (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the ninth day (whether or not a Business Day) of the month in which such Interest Payment Date occurs.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): Each Interest Payment Date, commencing
    January 24, 1999
  Redemption price(s): 100% of the principal amount of the Note Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.